Exhibit 99.2

Charter Communications Completes Financial Restructuring and Emerges From Chapter 11

Emerges as a Stronger Company with a Significantly Improved Capital Structure

St. Louis, Missouri – November 30, 2009 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today announced that it has successfully completed its financial restructuring, which significantly improves the Company’s capital structure by reducing debt by approximately 40 percent, or approximately $8 billion.

“This successful financial restructuring is a significant accomplishment and makes Charter a stronger company for the benefit of our customers, vendors, employees and the communities we serve,” said Neil Smit, President and Chief Executive Officer.  “We have restructured our balance sheet without losing sight of serving our customers and maintaining our business relationships.  Charter will remain focused on further enhancing the customer experience and is positioned to generate free cash flow.  On behalf of the management team, I would like to thank the more than 16,000 Charter employees across the country for their hard work and dedication throughout this process.”

Charter has emerged from Chapter 11 under its pre-arranged Joint Plan of Reorganization (the “Pre-Arranged Plan”), which was confirmed by the United States Bankruptcy Court for the Southern District of New York on November 17, 2009.

As previously announced, Charter is positioned to generate positive free cash flow through the reduction of more than $830 million in annual interest expense.  The current debt of Company subsidiaries CCO Holdings, LLC and Charter Communications Operating, LLC will be reinstated under pre-existing pricing and maturity dates.  Charter will receive approximately $1.6 billion in proceeds from an equity rights offering to support the overall refinancing and the reduction of approximately $8 billion of debt.  In addition, Charter will exchange existing CCH II notes for approximately $1.7 billion of new 13.5% CCH II notes due 2016.  Existing shares of the Company’s common stock have been cancelled.  Paul Allen will continue as an investor, and will retain the largest voting interest in the Company.  The Company intends to apply for listing of its new common stock issued in accordance with the Plan on The NASDAQ Stock Market LLC not earlier than 45 days after emergence.  Charter filed its Pre-Arranged Plan and Chapter 11 petitions on March 27, 2009.

About Charter
Charter Communications, Inc. is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter Digital Cable® video entertainment programming, Charter High-Speed® Internet access, and Charter Telephone®. Charter Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "positioned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, including our quarterly reports on Form 10-Q filed in 2009 and our most recent annual report on Form 10-K and include, but are not limited to:

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the availability and access, in general, of funds to meet our debt obligations and to fund our operations and necessary capital expenditures, either through cash on hand, cash flows from operating activities, further borrowings or other sources and, in particular, our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt;

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our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions;

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our ability to repay debt prior to or when it becomes due and/or successfully access the capital or credit markets to refinance that debt through new issuances, exchange offers or otherwise, especially given recent volatility and disruption in the capital and credit markets;

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the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line ("DSL") providers;

•	difficulties in growing and operating our telephone services, while adequately meeting customer expectations for the reliability of voice services;
•	our ability to adequately meet demand for installations and customer service;
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our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition and the weak economic conditions in the United States;

•	our ability to obtain programming at reasonable prices or to adequately raise prices to offset the effects of higher programming costs;
•
general business conditions, economic uncertainty or downturn, including the recent volatility and disruption in the capital and credit markets and the significant downturn in the housing sector and overall economy; and

•	the effects of governmental regulation on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

Contacts:

Media:
Anita Lamont, 314-543-2215
Charter Communications, Inc.

Andy Brimmer
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

or

Analysts:
Mary Jo Moehle, 314-543-2397
Charter Communications, Inc.